Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

indie Semiconductor, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share
	Equity	Preferred Stock, par value $0.0001 per share
	Other	Debt Securities
	Other	Warrants
	Other	Rights
	Other	Units
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)		(1)		(2)	$300,000,000	(2)	$92.70 per $1,000,000	$27,810.00	(3)	-	-	-	-
Fees Previously Paid	-	-	-	-		-		-		-	-		-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-		-		-	-		-	-	-	-
	Total Offering Amounts					-		$300,000,000	(1)		$27,810.00
	Total Fees Previously Paid										-
	Total Fee Offsets										-
	Net Fee Due										$27,810.00

(1)	There are being registered hereunder such indeterminate number of shares of Class A common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase Class A common stock, preferred stock or debt securities, such indeterminate number of units to purchase Class A common stock, preferred stock, debt securities, rights or warrants as shall have an aggregate initial offering price not to exceed $300,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $300,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered also include such indeterminate amount of all securities previously issued hereunder. The securities registered also include such indeterminate number of shares of Class A common stock, preferred stock and amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Class A common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.